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                                                                   EXHIBIT 99
NEWS RELEASE                                                    U. S. BANCORP

March 11, 1996
FOR IMMEDIATE RELEASE

Contacts:  Donald F. Bowler, Jr.   Mary Gambee    Patricia Stanton
           503/275-5702            503/275-6524   503/275-5773


               U. S. BANCORP TO UTILIZE PURCHASE ACCOUNTING IN
                      CALIFORNIA BANCSHARES TRANSACTION

PORTLAND, Ore.--The U. S. Bancorp (Nasdaq: USBC) board of directors today announced U. S. Bancorp's intention to account for its pending acquisition of California Bancshares, Inc. (Nasdaq: CABI) as a purchase rather than a pooling of interests. All other terms of the acquisition agreement remain the same.
          The purchase method of accounting provides for U. S. Bancorp to repurchase its existing outstanding common stock from time to time in the open market, up to the approximately 9.7 million shares to be issued in the transaction.
          Under the terms of the acquisition, which was announced on February 12, 1996, each share of California Bancshares common stock will be converted into .95 shares of U. S. Bancorp common stock. The merger is subject to approval by regulators and California Bancshares shareholders.
          California Bancshares is a $1.6 billion bank holding company. It has nine commercial bank subsidiaries, comprised of 38 branches, operating in communities throughout Alameda, Contra Costa, Stanislaus and San Joaquin counties and one branch in northern Santa Clara county.
          U. S. Bank of California currently is a $2 billion bank subsidiary of U. S. Bancorp which operates 57 branches in 22 northern counties of California. U. S. Bancorp is one of the 30 largest bank holding companies in the nation with assets of approximately $32 billion. The company provides comprehensive financial products and services to retail consumers, businesses and corporations, and to individual and institutional investors through subsidiary banks in the six western states.